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                                                                  Exhibit (a)(1)


                   Davidson Diversified Real Estate III, L.P.
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222

                                  July 30, 1999

Dear Limited Partner:

         Enclosed is the Schedule 14D-9 which was filed by Davidson Diversified Real Estate III, L.P. (the "Partnership") with the Securities and Exchange Commission in connection with an offer by AIMCO Properties, L.P., a Delaware limited partnership (the "AIMCO Operating Partnership"), to purchase units of limited partnership interest in the Partnership.

         The Partnership's general partner, Davidson Diversified Properties, Inc., is a subsidiary of the AIMCO Operating Partnership and therefore has certain conflicts of interest in connection with the response to the offer. THE PARTNERSHIP AND THE GENERAL PARTNER ARE REMAINING NEUTRAL AND MAKING NO RECOMMENDATION AS TO WHETHER LIMITED PARTNERS SHOULD TENDER OR REFRAIN FROM TENDERING THEIR UNITS. Although the general partner believes the offer is fair, limited partners must make their own decision whether or not to participate in the offer, based upon a number of factors, including a limited partner's financial position, the need or desire for liquidity, other available financial opportunities, and a limited partner's tax position and the tax consequences to of selling one's units.

         Limited Partners should carefully read the enclosed Schedule 14D-9, the Offer to Purchase of the AIMCO Operating Partnership, dated July 30, 1999 relating to the offer to acquire units of the Partnership (the "Offer to Purchase"), and the related Letter of Transmittal and Instructions. Certain information in the Schedule 14D-9 is incorporated by reference to the Offer to Purchase.


                                        DAVIDSON DIVERSIFIED PROPERTIES, INC.
                                        General Partner


                                        By:    /s/ Patrick J. Foye
                                               --------------------------------
                                               Patrick J. Foye
                                               Executive Vice President






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